Exhibit 4.17

THIS AGREEMENT is made the day 31st of July Two Thousand and Fourteen

BETWEEN:-

(1)	Taishin International Bank, Co., Ltd., Hong Kong Branch (台新國際商業銀行股份有限公司，香港分行) whose principal place of business is situated at 6th Floor, Sun Life Tower, the Gateway, No. 15 Canton Road, Tsimshatsui, Kowloon (the "Bank");

(2)	Stand Best Creation Limited (恒立創建有限公司), a company incorporated under the law of Hong Kong whose registered office is situated at Flat/Rm F, 25/F, Lucky Plaza, 315-321 Lockhart Road, Wanchai, Hong Kong, (the "Original Obligor"); and

(3)	Sound Treasure Limited (康寶有限公司), a company incorporated under the law of British Virgin Islands whose registered office is situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Torola, British Virgin Islands, (the "New Obligor").

(the "Original Obligor" and the "New Obligor" are collectively called the "Obligors")

WHEREAS:-

(A)	The Original Obligor entered into the Agreements (as defined hereafter) to undertake the Transactions (as defined hereinafter) with the Bank.

(B)	It is agreed between the Bank and Original Obligor that the Original Obligor may novate and/or assign all its rights and obligations under the Agreements and the Transactions into the New Obligor subject to the terms and conditions contained herein.

(C)	The Bank, the Original Obligor and the New Obligor agreed to enter into this Agreement to regulate their respective rights and obligations under the Agreements and the Transactions and the Novated Agreement (as defined hereinafter) and the Novated Transactions (as defined hereinafter).

NOW IT IS AGREED as follows:-

1.	INTERPRETATION

1.1	In this Agreement, the following words and expressions shall, unless the context otherwise requires, have the following meanings:-

"Agreements"	means the Master Agreement dated 20th May 2013, 金融交易總協議 dated 20th May 2013, the facility letters dated 20th May 2013 and 24th June 2014, the Terms Sheets and the Trade Confirmations of the Transactions and all such other documents entered into for the purpose of undertaking the Transactions undertaken by the Original Obligor with the Bank.

"Business Day"	means a day on which licensed banks are open for general business in Hong Kong (except for Saturday and Sunday).
"Event of Default"	means the event of default as defined in the Agreements.
"Fixing Date"	means the fixing date(s) as specified in the respective Terms Sheet and the Trade Confirmation (as the case may be).
"Hong Kong"	means the Hong Kong Special Administrative Region of the People’s Republic of China.
"Knock-In Event"	means the knock-in event or the event of like nature as specified in the respective Terms Sheets and the Trade Confirmations (as the case may be).
"Knock-Out Event"	means the knock-out event or the event of like nature as specified in the respective Terms Sheets and the Trade Confirmations (as the case may be).
"Listing Rules"	means the Nasdaq Listing Rules.
"Margin"	means the margin required to be paid by the Original Obligor under and pursuant to the terms and conditions of the Terms Sheet, the Trade Confirmations and other document applicable to the Transactions from to time.
"Material Adverse Effect"	means a material adverse effect on (i) the business, operations, property, condition (financial or otherwise) or prospect of the New Obligor caused by any reason whatsoever described; (ii) the ability of the New Obligor to perform its obligations under this Novated Agreement and the Novated Transactions; or (iii) the validity or enforceability of this Agreement.
"Novated Agreements"	means the Agreements which are novated and/or assigned to the New Obligor by the Original Obligor with the consent of the Bank unless otherwise agreed between the parties hereto.
"Novated Obligations"	means all the obligations of the Original Obligor under the Agreements and the Transactions which are novated and/or assigned to the New Obligor unless otherwise agreed between the parties hereto.
"Novated Rights"	means all the rights of the Original Obligor under the Agreements and the Transactions which are novated and/or assigned to the New Obligor unless otherwise agreed between the parties hereto.
"Novated Transactions"	means the Transactions which are novated and/or assigned by the Original Obligor to the New Obligor with the consent of the Bank.
"Settlement Sum"	means the sum of money required to be paid by the Original Obligor in accordance with the terms and conditions of the Terms Sheets and the Trade Confirmations upon occurrence of the "Knock In Event" or other event of like nature as described therein.

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"Transactions"	means the financial transactions undertaken by the Original Obligor with the Bank and which particulars are set out in the Schedule 1 hereto and the copy of the Terms Sheets and Trade Confirmations are annexed to the Appendix hereto.

1.2	The clause headings in this Agreement are for convenience only and shall not affect the interpretation or construction of this Agreement and have no legal effect.

1.3	References in this Agreement to clauses, sub-clauses, schedules and appendix are, except where the context otherwise requires, to be construed respectively as references to clauses, sub-clauses, schedules and appendix to this Agreement.

1.4	References in this Agreement to the singular shall include references to the plural and vice versa and references to the genders shall include the other and the neutral genders as the context requires.

1.5	References in this Agreement to any party hereto shall be deemed to be references to or to include their respective successors or permitted assigns.

1.6	Reference in this Agreement to any enactment shall be deemed to include references to such enactment as amended, extended or re-enacted from time to time and the rules and regulations thereunder.

1.7	References in this Agreement to “this Agreement” or any other documents shall, except otherwise expressly provided, include references to this Agreement or such other documents as amended, extended, novated, replaced and/or supplemented in any manner from time to time and/or any document which amends, extends, novates, replaces and/or supplements this Agreement or any such other documents.

2.	AGREEMENT TO NOVATE

2.1	The Original Obligor acknowledges that it entered into the Agreements with the Bank for the purpose of undertaking the Transactions with the Bank with their respective tenors set out in the Trade Confirmations which are the conclusive evidence of the terms and conditions of the Transactions. The Original Obligor agrees and acknowledges that the terms and conditions of the Agreements, the Terms Sheets, the Trade Confirmations and the Transactions are conclusively and absolutely binding on the Original Obligor. The Original Obligor expressly waives and forgo any of its right to challenge the validity or the enforceability of the Agreements and the Transactions, if any.

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2.2	The Original Obligor requested the Bank to novate and/or assign all the rights and obligations under the Agreements, the Terms Sheets, the Trade Confirmations and other documents applicable to the Transactions to the New Obligor and the Bank agreed to the contemplated novation hereunder in accordance with the terms and conditions of this Agreement.

3.	NOVATION AND ASSIGNMENT

3.1	The Original Obligor novates and/or assign the Agreements and the Transaction to the New Obligor and the Bank consents to the novation and/or the assignment subject to the following terms and conditions:-

(i)	the Original Obligor releases the Bank from its obligations to the Original Obligor in respect of the Novated Rights;
(ii)	the Bank releases the Original Obligor from its obligations to the Bank in respect of the Novated Obligations;
(iii)	the Bank undertakes to perform its obligations in respect of the Novated Rights under the Novated Agreements and the Novated Transactions; and
(iv)	the New Obligor undertakes to perform the Novated Obligations and the terms and conditions of the Novated Agreements and the Novated Transactions.

3.2	It is agreed between the parties hereto that with effect from the date of this Agreement the Novated Agreement and the Novated Transactions shall come into effect and shall be new agreements entered into between the New Obligor and the Bank on the same terms except as provided in sub-clause 4.1 as the Agreements and the Transactions but with the New Obligor as a party to the same in the place of the Original Obligor.

3.3	Unless agreed between the Bank and the Original Obligor, the Bank shall, upon the novation hereunder, have no claim against the Original Obligor in relation to the Agreements and the Transactions arising out of any matter prior to the date of this Agreement.

3.4	The Bank and the Original Obligor confirmed to the New Obligor that the Agreements is in full force and effect between the Bank and the Original Obligor and has not been amended or revised in whole and in part except for those already disclosed to the New Obligor.

4.	AMENDMENTS ON NOVATION

4.1	The Novated Agreements and the Novated Transactions shall be subject to the revised terms and conditions as the Bank shall in its absolute discretion consider necessary for the purpose of implementation of this Agreement.

4.2	Except for the amendments to the Novated Agreements and the Novated Transactions set out in the preceding clause 4.1 and any further or consequential amendments that are required to give effect to the terms of clause 4.1, the Novated Agreements and the Novated Transactions shall remain in effect.

5.	REPRESENTATIONS WARRANTIES AND UNDERTAKINGS

5.1	The Original Obligor represents and warrants to and undertakes with the Bank that:-

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(i)	the execution and delivery of, and the performance of the provisions of this Agreement by the Original Obligor do not (a) contravene any existing law or direction applicable to the Original Obligor, or (b) contravene any contractual restriction binding on the Original Obligor, or (c) create or result in or (except as may be provided herein) oblige the Original Obligor to create any incumbrance on the whole or any part of its assets;
(ii)	all necessary governmental regulatory and other authorizations (if any) for the Original Obligor to execute this Agreement have been obtained and are in full force, validity and effect, and, as of the date of this Agreement, no further governmental regulatory or other authorizations are necessary for the performance by the Original Obligor of its obligations hereunder;
(iii)	there are no proceedings pending before any court, tribunal, arbitrator, government agency or administrative body against or threatened against the Original Obligor or any of its assets which, if adversely determined, could or might have any Material Adverse Effect;
(iv)	the obligations of the Original Obligor under this Agreement are direct, general and unconditional obligations of the New Obligor save as otherwise provided in this Agreement;

5.2	The New Obligor represents and warrants to and undertakes with the Bank that it shall:-

(i)	annually provide the Bank with the audited financial statements of the New Obligor, not later than 180 days after its financial year end;
(ii)	provide the Bank with any other data and information required by the Bank from time to time promptly; and
(iii)	as soon as practicable notify the Bank of any event that may materially and adversely affect the business and/or the financial position of the New Obligor.

5.3	The New Obligor further represents and warrants to and undertakes with the Bank that: -

(i)	the execution and delivery of, and the performance of the provisions of this Agreement by the New Obligor do not (a) contravene any existing law or direction applicable to the New Obligor, or (b) contravene any contractual restriction binding on the New Obligor, or (c) create or result in or (except as may be provided herein) oblige the New Obligor to create any incumbrance on the whole or any part of its assets;
(ii)	all necessary governmental regulatory and other authorizations (if any) for the New Obligor to execute this Agreement have been obtained and are in full force, validity and effect, and, as of the date of this Agreement, no further governmental regulatory or other authorizations are necessary for the performance by the New Obligor of its obligations hereunder;
(iii)	there are no proceedings pending before any court, tribunal, arbitrator, government agency or administrative body against or threatened against the New Obligor or any of its assets which, if adversely determined, could or might have any Material Adverse Effect;

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(iv)	the obligations of the New Obligor under this Agreement are direct, general and unconditional obligations of the New Obligor save as otherwise provided in this Agreement;
(v)	the information contained in all accounts, certificates, schedules or other documents supplied to the Bank relating to the New Obligor is true and accurate in all respects, and the opinions and forecasts expressed therein (if any) are honestly held and have been made on a reasonable basis, and there are no material facts relating to the New Obligor, which could or might affect the willingness of a reasonable party to rely on an agreement from the New Obligor in terms similar to the terms of this Agreement, which have not been disclosed to the Bank;
(vi)	no Event of Default has occurred and is continuing;
(vii)	it is not in default in the payment of any due and payable taxes or in the filing, registration or recording of any document or under any legal or statutory obligation or requirement which default would be likely to have a Material Adverse Effect;
(viii)	the latest report and financial statements of the New Obligor have been prepared in accordance with Hong Kong Financial Reporting Standards consistently applied and give a true and fair view of the financial condition, assets and liabilities of the New Obligor at the date to which such financial statements have been prepared; and since that date there has been no material adverse change in the financial condition or the business, assets or operations of the New Obligor which would be likely to have a Material Adverse Effect;
(ix)	it is not necessary or advisable that this Agreement be filed, registered, recorded or enrolled with any court, public office or other authority in any jurisdiction or that any stamp, documentary, registration or similar tax or duty be paid on or in relation to this Agreement;
(x)	all authorisations required by it in connection with performance, validity and enforceability of, and the transactions contemplated by, this Agreement have been procured, obtained or effected (as appropriate) and are in full force and effect;
(xi)	the execution by it of this Agreement constitutes, and the exercise by it of its rights and performance of its obligations under this Agreement will constitute, private and commercial acts performed for private and commercial purposes; and
(xii)	it will not be entitled to claim immunity from suit, execution or attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Agreement.

5.4	The representations and warranties in the preceding sub-clause 5.3 shall be deemed to be repeated by the New Obligor in all respects on and as of the date of each Fixing Date as if made with reference to the facts and circumstances existing at each respective date and time.

5.5	The representations, warranties and undertakings given by the Obligors hereunder shall be deemed to be given jointly and severally.

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6.	BINDING OBLIGATIONS

6.1	Except as set forth in this Agreement, the Obligors agree and acknowledge that this Agreement and any or all other documents executed by each of the Obligors shall continue to be effective, valid and enforceable and binding on them respectively notwithstanding that the Bank or any of the Obligors shall have changed its name or entered into any reorganization, merger, amalgamation or consolidation with any other entity and this Agreement and any or all other documents executed by the Obligors hereunder or thereunder shall ensure to the benefit of the Bank including its successors and assigns and it shall not be necessary for new agreement or other documents to be executed in favour of the new or other entity arising or existing after the Bank’s reorganization, merger, amalgamation or consolidation.

7.	DISCLOSURE

7.1	Each of the Obligors agrees and confirms that each of them have made all necessary disclosures in respect of this Agreement (whether regulatory or otherwise) which include, without limitation, disclosure under the Listing Rules and all other rules applicable to the Nasdaq market.

7.2	It is agreed that the Bank is at liberty disclose to (i) any assignee, transferee or participant or potential assignee, transferee or participant; or (ii) the holding company of the Bank; or (iii) any subsidiary of the Bank or of its holding company on a confidential basis such information about the New Obligor as the Bank shall consider appropriate or (iv) any competent authorities or person to whom such disclosures as may be required by any applicable law of Hong Kong or elsewhere. In particular, without limitation, the Bank is entitled to disclose information about the New Obligor:-

(i)	to any person with whom it may enter, or has entered into any kind of merger or reorganization;
(ii)	to a governmental, banking, taxation or other regulatory authority;
(iii)	to its professional adviser; and
(iv)	in connection with any legal or arbitration or administrative proceedings.

8.	DATA PRIVACY

8.1	The New Obligor acknowledges that it has noted the content of a notice relating to the Personal Data (Privacy) Ordinance (Cap.486) issued by the Bank and addressed to its customers (which is also on display in its offices or branches) and agreed that it is necessary to supply the Bank with such information and personal data in connection with the opening or continuation of accounts and the establishment or continuation of banking facilities or provision of banking and related services to the New Obligor. The New Obligor agrees that the Bank may collect, acquire, hold, store, use and disclose details of and information and personal data relating to all or any transactions or dealings between the Bank and the New Obligor or personal data and without prejudice to the generality of the foregoing provisions the Bank may disclose any such information or personal data as above to any credit information agency and/or credit reference agency and/or to any bank, deposit taking company or any other person or entity (including debt collection agency) whatsoever who or which provides credit facilities for any purpose or is engaged in this provision of any financial or other service and the New Obligor further agrees that any such person or entity may utilize such details thereof in the course of any business carried on by it.

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8.2	The New Obligor at any time has the right to request access to information held by the Bank about it or its account and to update and correct such information. Such request should be made in writing to the Bank.

9.	CIRCUMSTANCES CHANGE

9.1	If any law or regulation or any order of any court, tribunal or authority binding upon the Bank renders it unlawful for the Bank to allow the Novated Agreements and the Novated Transactions to continue, the Bank shall forthwith notify the New Obligor and provide the New Obligor with written evidence showing the sum required to be paid under the Novated Agreements and the Novate Transactions and interest accrued thereon and other amounts payable by the New Obligor. Upon such notice, the Bank’s obligation to perform the obligations under the Novated Agreements and the Novated Transactions shall cease. If it shall be unlawful for the Bank to maintain or fund all or part of the banking facilities relating to the Novated Agreements and the Novated Transactions, the Bank shall give notice to the New Obligor requiring it to prepay all or such part of the amount of the banking facilities either (i) forthwith or (ii) on a future specified date and the New Obligor shall prepay such sum in accordance with such notice, together with accrued interest thereon to the date of prepayment.

10.	NEW OBLIGOR’S CONFIRMATIONS

10.1	The Obligors acknowledge and confirm that the Bank have, at the Obligors’ request, provided the New Obligor with the documents, information and data, in regard to the Transactions for its consideration prior to the execution of this Agreement.

10.2	The New Obligor confirms and acknowledges that it have:-

(i)	sufficient knowledge, experience relating to the Novated Transactions (whether dealing or otherwise) and understanding of financial, tax and all other related matters and the New Obligor is capable of evaluating the Novated Transactions, the regulatory treatments of the Novated Transactions and such legal terms and conditions as the Bank may provide to the New Obligor from time to time;
(ii)	the capability to make decisions about the material terms, conditions and risks of the Novated Transactions and about the suitability of the Novated Transactions in view of the New Obligor’s financial position, investment objectives, knowledge and experiences; and
(iii)	the financial resources to absorb the risk of any loss that may be associated with the entry into of the Novated Transactions.

10.3	The New Obligor confirms and acknowledges that it have made its own decision, for its sole account and at its own risk, to enter into the Novated Transactions after having examined or reviewed such information and circumstances relating to the Novated Transactions and as the New Obligor considers relevant and taking into consideration of the suitability of the Novated Transactions for the New Obligor.

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10.4	The New Obligor hereby expressly acknowledges that it fully understands the mechanism of the Knock-In Event and the Knock-Out Event and the underlying risks associated therewith. The Obligor is financially capable of making payments in relation to the Margin and the Settlement Sum when demanded.

10.5	The New Obligor agrees and acknowledges that neither the Bank nor any of its employees or agents shall be liable for any loss or damages suffered or sustained by the New Obligator arising out or of in connection with the Novated Transactions.

11.	CONFLICT OF INTEREST

11.1	In relation to any of the Novated Transactions, the Bank may have an interest, relationship, arrangement, or duty which is material or which gives or may give rise to a conflict of interest with the New Obligor’s interest(s) in relation to the Novated Transactions directly or indirectly (the “Material Interest”). The Bank shall take reasonable steps to ensure fair treatment for the New Obligors in relation to any of the Novated Transaction subject to all applicable laws, rules, regulations, guidelines, circulars and codes of conduct.

11.2	Subject to all applicable laws, rules, regulations, guidelines, circulars and codes of conduct, the Bank shall be entitled to enter into transaction for or with the New Obligor or act as the Obligor’s agent or provide the service and any other service notwithstanding the Material Interest and shall not be under a duty to disclose to the New Obligor any profit arising therefrom.

11.3	Subject to all applicable laws, rules, regulations, guidelines, circulars and codes of conduct, the Bank shall not be liable to account to the New Obligor for or (save in respect of fees or commissions charged to the New Obligor) to disclose to the New Obligor any profit, commission or remuneration made or received (whether from any client or by reason of any of the Material Interest or otherwise) by the Bank by reason of any services provided for the Novated Transactions.

12.	DEBT COLLECTION

12.1	The Bank is entitled to retain debt collection agent(s) to collect any sum due to be paid to it but remains unpaid by the Obligors under this Agreement. Subject to sub-clause 3.3 hereof, the Obligors agree and acknowledge that they have been warned that they shall indemnify and keep the Bank indemnified on a full indemnity basis from and against all costs, fees and expenses which the Bank may reasonably incur in retaining the debt collection agent(s).

13.	FORCE MAJEURE

13.1	While the Bank shall use its best endeavour to comply with its obligations in a timely manner the Bank will incur no liability whatsoever for any partial or non-performance of any of our obligations by reason of any cause beyond its reasonable control including but not limited to any communication, systems or computer failure, market default, suspension, failure or closure, or the imposition or change (including a change of interpretation) of any law or governmental or regulatory requirement and the Bank shall not be held liable for any loss the New Obligor may incur as a result thereof.

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14.	WAIVER

14.1	No failure to exercise or enforce and no delay in exercising or enforcing on the part of the Bank of any right, remedy, power or privilege under this Agreement shall operate as waiver thereof, nor shall any single or partial exercise or enforcement of any right, remedy, power or privilege hereunder operate as a waiver thereof, nor shall any single or partial exercise or enforcement of any right, remedy, power or privilege preclude any other further exercise or enforcement thereof, or the exercise or enforcement of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative to and not exclusive of any right, remedy, power and privilege provided by law or other documents held by the Bank.

15.	SUCCESSORS AND ASSIGNS

15.1	This Agreement shall be binding upon, and endure to the benefit of, the parties to this Agreement and their respective successors and permitted assigns.

15.2	The Obligors will not assign any of its rights, benefits, powers, obligations or liabilities under this Agreement without the prior written consent of the Bank.

15.3	The Bank is at liberty at any time assign all or any of its rights, benefits or powers hereunder and in that event the assignee shall have the same rights, benefits or powers against the Obligors as they would have had as if the assignee had been a party hereto and the Original Obligor and the New Obligor waive and forgo all their rights, if any, to challenge the validity of any such assignment by way of this sub-clause 15.3.

16.	SEVERABILITY

16.1	If at any time any provision of the Agreement is prohibited by law or becomes illegal, void, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the other remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

17.	AMENDMENT

17.1	The Obligors agree and accept that the Bank may unilaterally amend or vary the terms and conditions of this Agreement upon giving the Obligors a 7-day notice of the changes in writing or such other manner as the Bank shall in our absolute discretion consider fit.

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18.	NOTICE

18.1	A notice, request or demand by the Bank under this Agreement may be served by post, personal delivery, cable, telex, electronic mail or facsimile transmission and shall be deemed to have been duly served if by post following the day of posting (its subsequent return or non-delivery notwithstanding) and if by personal delivery, cable, telex, electronic mail or facsimile transmission at the time on the day of such personal delivery, cable, telex, electronic mail or facsimile transmission if addressed to the Obligor or the legal or personal representative(s) of the Obligors at the last known address according to the Bank’s record.

18.2	A notice by the Obligors or its legal representative(s) or its estate may be served by post, personal delivery, cable, telex or facsimile transmission at the registered office or last known address of the Bank but shall not be deemed to have been duly served unless and until actual receipt of such post, personal delivery, cable, telex, or facsimile transmission by the Bank.

18.3	The address, fax number and the electronic mail address, and the person for whose attention the communication is to be made, of each party to this Agreement for any notice, request or demand to be made or delivered under or in connection with this Agreement is

(i)	in the case of the Bank:

6/F Sun Life Tower, The Gateway, 15 Canton Rd, Tsimshatsui, Kowloon

Fax No.: +852 2234 9009

E-Mail Address:

Attn: 林聖傑

(ii)	in the case of the Original Obligor:

Jinjiang Hengda Ceramics Company, Junbing Industrial Zone, Anhai, Jinjiang City, Fujian Province, China (福建省晉江市安海鎮菌柄工業區晉江恒達陶瓷)

Fax No.: +86 595 8578 3691

E-Mail Address:

Attn: HUANG JIADONG (黃家洞)

(iii)	in the case of the New Obligor:

Jinjiang Hengda Ceramics Company, Junbing Industrial Zone, Anhai, Jinjiang City, Fujian Province, China (福建省晉江市安海鎮菌柄工業區晉江恒達陶瓷)

Fax No.: +86 595 8578 3691

E-Mail Address:

Attn: HUANG JIADONG (黃家洞)

19.	TIME OF ESSENCE

19.1	Time shall in all respects be of essence in the performance of any or all of the Obligors’ liabilities and obligations under this Agreement.

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20.	CHANGE OF INFORMATION

20.1	The Obligors and the Bank undertake to inform each other of any material change to the information provided in this Agreement. In particular, the Obligors and the Bank agree that: -

(i)	the Bank shall notify the Obligors of any material change to its business which may affect the service rendered to the Obligors by the Bank; and
(ii)	the Obligors will notify the Bank of any change of name, address, particulars and information and provide such supporting documents as reasonably required by the Bank.

21.	INFORMATION UNDERTAKINGS

21.1	The New Obligor confirms and acknowledges that the Original Obligor has provided all originals of the Terms Sheets and the Trade Confirmation in respect of the Novated Transactions to the New Obligor and the New Obligor confirms and acknowledges that it has carefully read and fully understands the same.

21.2	The Original Obligor warrants to and undertakes with the New Obligor that it shall, upon the New Obligor’s request, provide such other data, information and documents as may be necessary forthwith.

22.	FURTHER ASSURANCE

22.1	The Obligors agree that at any time and from time to time upon the written request of the Bank, the Obligors shall promptly and duly execute and deliver any and all such further deeds, instruments and documents as the Bank may deem desirable for the purpose of obtaining the full benefit of this Agreement and of the rights and powers granted herein.

23.	INDEMNITY

23.1	The Original Obligor shall indemnify and keep indemnified the Bank from and against all losses, damages, proceedings, claims, actions, expenses and costs (including, without limitation, legal costs) arising out of or in connection with the Original Obligor’s breach or default of any provision of this Agreement or other applicable documents.

23.2	The New Obligor shall indemnify and keep indemnified the Bank from and against all losses, damages, proceedings, claims, actions, expenses and costs (including, without limitation, legal costs) arising out of or in connection with the New Obligor’s breach or default of any provision of this Agreement, the Novated Agreements, the Novated Transactions or other applicable documents.

24.	GOVERNING LAW AND JURISDICTION

24.1	The Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong. The parties to the Agreement irrevocably submit to the non-exclusive jurisdiction of the Hong Kong Courts but the Bank shall be entitled to enforce this Agreement in courts of other competent jurisdiction as the Bank may select.

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24.2	Any legal process including any writ or originating summons or otherwise and any other summons or notice to be served on the Obligors by the Bank in any legal proceedings or action in any court or tribunal shall be deemed to be sufficiently and duly served 2 Business Days after having been left or sent by ordinary prepaid post to the address of the process agent of the Obligors (“Process Agent”) in Hong Kong whose particulars are set out in in the Schedule 2 hereto for the time being. In proving such service it shall be sufficient to prove that the legal process or summons or notice was properly addressed and posted or properly left as the case may be irrespective of whether the same is returned through the post undelivered provided that this provision shall not prohibit the Bank from effecting service by other legal means.

IN WITNESS whereof the parties hereto have executed this Agreement the day and year first above written.

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THE FIRST SCHEDULE ABOVE REFERRED TO

[Particulars of the Transactions]

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[The Settlement Sum]

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THE SECOND SCHEDULE ABOVE REFERRED TO

Particulars of the Process Agent

The Original Obligor

Name: N/A

Address: N/A

Telephone No.: N/A

Fax No.: N/A

E-Mail Address: N/A

The New Obligor

Name: Stand Best Creation Limited (恒立創建有限公司)

Address: Room F, 25/F, Lucky Plaza, 315-321 Lockhart Road, Wanchai, Hong Kong

Telephone No.: +852 6853 8673

Fax No.: +852 2565 9304

E-Mail Address: hjiadong@icloud.com or edmund@cceramics.com or 17273009@qq.com

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APPENDIX ABOVE REFERRED TO

[Copy of Terms Sheets and Trade Confirmations]

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EXECUTED as a DEED	)
and SIGNED by 陳瑞輝	)
the lawful attorney of the Bank	)

EXECUTED as a DEED	)
and SIGNED by HUANG JIADONG (黃家洞))
for and on behalf of the Original Obligor	)
duly authorized by its board of directors	)

EXECUTED as a DEED	)
and SIGNED by HUANG JIADONG (黃家洞))
for and on behalf of the New Obligor	)
duly authorized by its board of directors	)

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